Exhibit 10.3

FOURTH AMENDMENT TO LEASE

(Change of Premises and Extension of Lease Terms)

THIS FOURTH AMENDMENT TO LEASE (“Amendment”) is executed as of the 9th day of March, 2004, between BAY COLONY CORPORATE CENTER LLC, a Delaware limited liability company (“Landlord”), and LIONBRIDGE TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Shorenstein Management, Inc., as Trustee of SRI Two Realty Trust (“SMI”), as landlord, and Tenant, as tenant, entered into a written lease, dated February 13, 1997, pursuant to which Tenant leased from SMI a portion of the fourth (4th) floor of the building located at 950 Winter Street, Waltham, Massachusetts (the “Building”). The lease was amended by (i) a letter agreement, between SMI and Tenant, dated March 28, 1997, which confirmed the commencement date of the lease, (ii) a letter agreement, between Landlord (as successor to SMI) and Tenant, dated January 29, 1999, pursuant to which the address for notices to Landlord under the lease was changed, (iii) a First Amendment to Lease, between Landlord and Tenant, dated June 29, 1999, pursuant to which certain premises on the second (2nd) floor of the Building were substituted for the original premises under the lease and the term of the lease was extended through August 31, 2002 (which is the last day of the thirty-sixth (36th) full calendar month following the substitution of the second (2nd) floor premises for the original premises), (iv) a Second Amendment to Lease, between Landlord and Tenant, dated December 10, 1999, pursuant to which additional space located on the second (2nd) floor of the Building was added to the lease, and (v) a Third Amendment to Lease, dated September 13, 2002, pursuant to which the term of the lease was extended (the “Third Amendment”). The lease, as so amended, is referred to hereinafter as the “Lease.” The premises presently covered by the Lease are referred to hereinafter as the “Renewal Premises.” Capitalized terms not otherwise defined herein shall have the meaning given them in the Lease.

B. Landlord and Tenant presently desire to amend the Lease to provide for (i) the Lease to apply to premises Tenant will be subleasing from another tenant at the Office Park after the term of the sublease expires and (ii) a two (2)-year Lease term with respect to this new premises, commencing on June 1, 2007, and ending on May 31, 2009.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Application of Lease Terms to New Premises. Landlord and Tenant acknowledge that Tenant will be entering into a sublease (the “Sublease”) with IDS Scheer Process Implementation Consulting, Inc. (“IDS”) (formerly known as Plaut Consulting, Inc., a Delaware corporation (“Plaut”)), for a portion of Suite 2300 at 1050 Winter Street, Waltham, Massachusetts, consisting of approximately 21,205 rentable square feet (the “Subleased Premises”) for a term that will expire on May 31, 2007. The parties further acknowledge that (i) it is the intent that, as of the Commencement Date (as defined in Paragraph 2.(b), below), the size of the Subleased Premises is to be increased to a total of approximately 27,478 rentable square feet to the extent the size of the Subleased Premises has not then already been increased pursuant to the terms of the Sublease (the Subleased Premises, as so increased in size, is hereinafter referred to as the “New Premises”), and (ii) the purpose of this Amendment is to provide for the New Premises to become the “Premises” that is the subject of the Lease and for the Tenant to lease the New Premises pursuant to the terms of the Lease, as amended by this Amendment, for a term of two (2) years, commencing on June 1, 2007 and ending May 31, 2009 (the “New Premises Lease Term”).

The parties also acknowledge that, pursuant to the terms of Lease, the Lease term with respect to the Renewal Premises, which is the only premises Tenant currently occupies pursuant to the Lease, is scheduled to expire on August 31, 2006, at which time Tenant shall vacate and surrender the Renewal Premises as required under the Lease. Notwithstanding the expiration or earlier termination of the Lease with respect to the Renewal Premises, the terms of the Lease, as amended by this Amendment, shall apply to the New Premises in the manner set forth in this Amendment.

2. New Premises; Commencement Date; Monthly Rent and Rent Commencement Date; Condition of New Premises.

(a) New Premises. Effective as of September 1, 2006: (i) the New Premises shall become the “Premises” under the Lease and shall consist solely of that approximately 27,478 rentable square feet of space which is currently designated as Suite 2300 at 1050 Winter Street, Waltham, Massachusetts, (ii) Exhibit A to the Lease shall be deleted and replaced with the Exhibit A attached to this Amendment, (iii) the second sentence of Paragraph 1 of the Lease is amended by deleting the number “950” and replacing it with the number “1050”, and (d) Paragraph 2.a. of the Lease is amended by deleting the words “Fourth (4th) floor” and replacing them with the words “Second (2nd) floor”. Notwithstanding clause (i) in the foregoing sentence, the parties acknowledge that, due to the terms of the Sublease,

Tenant, as of September 1, 2006, may not be in possession of the entirety of the approximately 27,478 rentable square feet of space currently designated as Suite 2300 at 1050 Winter Street (which space is to become the New Premises) but that whether Tenant occupies, as of September 1, 2006, the entirety of the space that is to become the New Premises is irrelevant under this Amendment because the Commencement Date with respect to the New Premises does not occur until June 1, 2007.

(b) Commencement Date. Effective as of September 1, 2006: (i) Paragraph 2.b. of the Lease is deleted in its entirety and replaced with the following: “Lease term: Two (2) years commencing on June 1, 2007 (the “Commencement Date”) and expiring on May 31, 2009 (the “Expiration Date”).”, and (ii) Paragraph 3.a. of the Lease is amended by deleting the last sentence thereof and replacing it with the following: “Upon either party’s request after the Commencement Date, Landlord and Tenant shall execute a letter in substantially the form of Exhibit B to that certain Fourth Amendment to Lease entered into between Landlord and Tenant in conjunction with this Lease.”. During the New Premises Lease Term, all of the terms and conditions of the Lease shall be in full force and effect, except as provided in this Amendment.

(c) Monthly Rent; Rent Commencement Date. To reflect the extension of the Lease term as to the New Premises, effective as of September 1, 2006, the Monthly Rent provided for in Paragraphs 2.c. and 5 of the Lease shall be modified to be the amount of Monthly Rent as determined by Landlord pursuant to Paragraph 5 of this Amendment, and the Rent Commencement Date shall be June 1, 2007.

(d) Condition of Premises. The parties acknowledge that Tenant will be in possession of the New Premises as of June 1, 2007 and that, accordingly, Tenant shall accept the New Premises in its then “as-is” condition and Landlord shall have no obligation to make or to pay for any improvements or renovations in or to the Premises or to otherwise prepare the Premises for Tenant’s occupancy. Therefore, effective September 1, 2006: (i) the first two sentences and the last sentence of Paragraph 3.b. of the Lease are deleted and replaced with the following: “Tenant shall accept the Premises on the Commencement Date in their “as-is” state and condition and neither Landlord nor Tenant shall have any obligation (other than any repair or maintenance obligation under the Lease) to make or to pay for any improvements or renovations in or to the Premises or to otherwise prepare the Premises for Tenant’s occupancy.”, (b) Paragraph 3.c. of the Lease is deleted in its entirely, and (c) Paragraph 4 of the Lease is deleted in its entirety and replaced with the following: “4. [Intentionally omitted.]”.

3. Security Deposit. The parties acknowledge that Landlord currently holds Four Thousand One Hundred Fourteen Dollars ($4,114.00) as the Security Deposit under the Lease. Upon the expiration of the Lease’s term with respect to the Renewal Premises, the Security Deposit or remaining balance thereof shall be returned to Tenant pursuant to the terms of the Lease. The parties further acknowledge that Tenant shall be obligated to provide Landlord with a security deposit with respect to the New Premises in an amount equal to two (2) months of the Monthly Rent under the Lease for the New Premises, as such Monthly Rent is determined in accordance with Paragraph 5 of this Amendment. Accordingly, effective September 1, 2006: (a) Paragraph 2.d. is deleted and replaced with the following: “Security Deposit: An amount equal to two (2) months of the Monthly Rent.”, (b) the first sentence of Paragraph 6 of the Lease is amended by deleting the words “Upon execution of this Lease,” and replacing them with the following: “On or before June 1, 2007,”, and (c) the last grammatical paragraph of Paragraph 6 of the Lease is amended by deleting the words “Nine Thousand Thirty-Nine Dollars ($9,039.00)” in the first and second lines of said paragraph and replacing them with the following: “an amount from the Security Deposit equal to fifty percent (50%) of the total amount”.

4. Modification of Tenant’s Share, Base Year, and Base Tax Year. To reflect the change in the size of the premises that is the subject of the Lease, effective as of June 1, 2007, (i) Tenant’s Share set forth in Paragraph 2.e. of the Lease shall be 17.0044%, (ii) the Base Year set forth in Paragraph 2.f. of the Lease shall be the 2007 calendar year, and (iii) the Base Tax Year set forth in Paragraph 2.f. of the Lease shall be the fiscal tax year ending June 30, 2008.

5. Determination of Monthly Rent. The Monthly Rent for the New Premises during the New Premises Lease Term shall be determined by Landlord and shall be the greater of (i) “fair market rent” rate or (ii) the rate that reflects the aggregate of the amounts of Monthly Rent and Additional Rent payable by Tenant (for the Renewal Premises) under Paragraphs 2.c., 5 and 7 of the Lease (without taking into account any temporary rental abatements then in effect) for the calendar month of August 2006, which is the last month of the Lease’s term with respect to the Renewal Premises. Notwithstanding the foregoing, in no event shall the Monthly Rent rate for the New Premises exceed Thirty-Dollars ($30.00) per square foot. The “fair market rent” shall include the periodic rental increases, if any, that would be included for space leased for the term that will be covered by the Lease. For purposes of this Paragraph 5, the term “fair market rent” shall mean the rental rate for comparable space under primary lease (and not sublease) to renewal tenants at the Office Park; provided, however, that, in determining the fair market rent, Landlord shall not be obligated to take into account the extent to which such rental rates at the Office Park include promotional deals and other concessions to tenants, including improvement allowances, improvement obligations, or free rent. At any time during the month of November, 2006, Landlord shall provide Tenant with written notice of Landlord’s determination of the Monthly Rent. At any time after the date of this Amendment, Tenant may provide Landlord with written notice requesting that Landlord provide Tenant with Landlord’s determination of Monthly Rent, but Landlord shall not be obligated to respond to such notice at any time before September 30, 2006. The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing no later than thirty (30) calendar days after the date of Landlord’s notice to Tenant setting forth the Monthly Rent. If Landlord and Tenant are unable to agree upon the fair market rent, and, therefore, the Monthly Rent, within said thirty (30)-day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in Exhibit C attached hereto.

6. Default under the Sublease; Termination of Sublease Due to Casualty or Condemnation. In the event Tenant, as subtenant under the Sublease, defaults under the Sublease and fails to cure such default within any applicable time periods provided under the Sublease, then, at Landlord’s option, such a default shall be deemed an Event of Default under the Lease (and no notice and cure period shall be afforded Tenant with respect thereto), and Landlord shall be entitled to exercise all of its rights and remedies under the Lease, at law or in equity with respect to such default. In the event that certain lease between Plaut and Landlord, dated September 4, 1998, as amended (the “Plaut Lease”), is terminated as a result of a casualty or condemnation, then Landlord may terminate this Amendment effective upon Tenant’s receipt of written notice from Landlord, and, upon such termination, the parties shall be released from any further obligations under this Amendment.

7. Parking. Effective as of the Commencement Date (as such term is defined in Paragraph 2.(b) of this Amendment), the following is added as a new Paragraph 51 to the Lease:

51. Parking.

(a) Effective as of the Commencement Date (as such term is defined in that certain Fourth Amendment to Lease, entered into between Landlord and Tenant in conjunction with this Lease) and subject to the other provisions of this Lease, during the term of this Lease, (i) Landlord shall provide Tenant in the parking areas for the Building, on an unassigned, non-exclusive and unlabelled basis, four (4) parking spaces per 1,000 rentable square feet of the Premises, rounded down to the nearest whole parking space, all at no additional charge to Tenant, and (ii) as part of the spaces described in the foregoing clause (i), Landlord shall use reasonable efforts to provide Tenant with parking spaces in the underbuilding parking area for the Building, on an unassigned, non-exclusive and unlabelled basis in an amount equal to twenty-five percent (25%), rounded down to the nearest whole parking space, of the total amount of parking spaces provided to Tenant pursuant to the formula set forth in clause (i), above.

(b) Tenant shall provide Landlord with advance written notice of the names of each individual to whom Tenant from time to time distributes Tenant’s parking rights hereunder, and shall cause each such individual to execute Landlord’s standard waiver form for garage users. The parking spaces may contain a reasonable mix of spaces for compact cars. The availability of the parking spaces described in Paragraph 51.a is not guaranteed at all times against the actions of other tenants of the Office Park and users of the parking facilities at the Office Park, but Landlord shall use reasonable efforts to encourage compliance with the rules and regulations applicable to such parking facilities and shall not deliberately enforce the rules and regulations in a discriminatory manner. Without limiting the foregoing, in no event shall this Lease be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage, nor shall there be any abatement of rent hereunder, by reason of any reduction in Tenant’s parking rights hereunder. Access to the parking spaces to be made available to Tenant shall, at Landlord’s option, be by card, pass, bumper sticker, decal or other appropriate identification issued by Landlord, and Tenant’s right to use the parking facilities is conditioned on Tenant’s abiding by and shall otherwise be subject to such rules and regulations as may be promulgated by Landlord from time to time for such parking facilities.

(c) The parking rights set forth in this Paragraph 51 are non transferable, are personal to the Tenant originally named herein, and shall not inure to the benefit of any successor, assignee or subtenant of Tenant. In the event of any assignment or sublease of parking space rights that is approved by Landlord (provided, however, that such approval may be granted or withheld by Landlord in its sole and absolute discretion), Landlord shall be entitled to receive one hundred percent (100%) of any profit received by Tenant in connection with such assignment or sublease of parking space rights.

8. Brokers. Landlord and Tenant each represents and warrants to the other that such party has negotiated this Lease directly with Shorenstein Realty Services, L.P., on behalf of Landlord, and Grubb & Ellis, on behalf of Tenant (the “Brokers”), and has not authorized or employed, or acted byimplication to authorize or to employ, any other real estate broker or salesperson to act for such party in connection with this Lease. Each party shall hold the other harmless from and indemnify and defend the other against any and all claims by any real estate broker or salesperson other than the Brokers for a commission, finder’s fee or other compensation as a result of the inaccuracy of such party’s representation above.

9. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Amendment on behalf of Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in Massachusetts, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

10. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or to amend the Lease, or a reservation of or option for lease or to amend the Lease, and is not effective as a lease amendment or otherwise until execution and delivery by both Landlord and Tenant.

11. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

12. Conditions Precedent; Execution of Amendment. The effectiveness of this Amendment shall be conditioned upon Tenant’s entering into the Sublease. In the event Tenant and IDS have not mutually executed and delivered the Sublease on or before April 1, 2004, then either Landlord or Tenant may terminate this Amendment effective upon receipt of written notice from the party desiring to terminate this Amendment, and, upon such termination, the parties shall be released from any further obligations under this Amendment. Upon Landlord’s receipt of (i) a fully executed copy of the Sublease, (ii) Landlord’s form of consent to the Sublease properly executed by Tenant and IDS and (iii) this Amendment properly executed by Tenant, Tenant shall be barred from withdrawing its submission of this Amendment for a period of ten (10) days thereafter. If Landlord has not executed this Amendment within such ten (10)-day period, then, at any time thereafter but prior to Landlord’s execution of this Amendment, Tenant may rescind its submission of this Amendment.

IN WITNESS WHEREOF, the parties have executed this document as of the date and year first above written.

Landlord:			Tenant:

BAY COLONY CORPORATE CENTER LLC,			LIONBRIDGE TECHNOLOGIES, INC.,
a Delaware limited liability			a Delaware corporation company

By:	Shorenstein Realty Services, L.P. a California limited partnership, its manager

	By:	/s/ Robert Underhill	By:	/s/ Stephen Lifshatz

	Its	Vice President	Name:	Stephen Lifshatz
			Title:	Chief Financial Officer

EXHIBIT A

Outline of New Premises

[diagram of premises]

EXHIBIT B

Form of Commencement Date Letter

                    , 200

Lionbridge Technologies, Inc.

                     Winter Street, Suite _ Waltham,

Massachusetts 02451

Re:	Lease dated as of February 13, 1997 (the “Lease”), as amended, between Lionbridge Technologies, Inc. (“Tenant”), and Bay Colony Corporate Center LLC, a Delaware limited liability company (“Landlord”), for premises (the “Premises”) located on the second floor of the building located at 1050 Winter Street, Waltham, Massachusetts.

Ladies and Gentlemen:

This letter will confirm the Commencement Date, the Rent Commencement Date and the Expiration Date of the Lease (as such terms are defined in the Fourth Amendment to Lease).

The Commencement Date is June 1, 2007. Pursuant to Paragraph 2.c. of the Fourth Amendment, the Rent Commencement Date is June 1, 2007. The Expiration Date (as defined in Paragraph 2.b. of the Fourth Amendment) is May 31, 2009.

Please acknowledge Tenant’s agreement to the foregoing by executing both duplicate originals of this letter and returning one fully executed duplicate original to Landlord at the address on this letterhead.

If Landlord does not receive a fully executed duplicate original of this letter from Tenant evidencing Tenant’s agreement to the foregoing (or a written response setting forth Tenant’s disagreement with the foregoing) within fifteen (15) days of the date of this letter, Tenant will be deemed to have consented to the terms set forth herein.

Very truly yours,

BAY COLONY CORPORATE CENTER LLC, a Delaware limited liability company

By:	Shorenstein Realty Services, L.P.,
a California limited partnership, its manager

By:
Name
Authorized Signatory

AGREED TO AND ACCEPTED as of this
day of , 20 , by:

LIONBRIDGE TECHNOLOGIES, INC. a Delaware corporation

By:

Name:

Title:

EXHIBIT C

Appraisal Procedure

Within fifteen (15) days after the expiration of the thirty (30)-day period set forth in Paragraph 5 of the Amendment for the mutual agreement of Landlord and Tenant as to the fair market monthly rental, each party hereto, at its cost, shall engage a real estate broker to act on its behalf in determining the fair market monthly rental. The brokers each shall have at least ten (10) years’ experience with leases in first-class office buildings in suburban office parks in the Boson metropolitan area and shall submit to Landlord and Tenant in advance for Landlord’s and Tenant’s reasonable approval the appraisal methods to be used. If a party does not appoint a broker within such fifteen (15)-day period but a broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the fair market monthly rental. If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the fair market monthly rental. If such brokers are unable to agree within thirty (30) days after appointment of the second broker, the brokers shall elect a third broker meeting the qualifications stated in this paragraph within ten (10) days after the last date the two brokers are given to set the fair market monthly rental. Each of the parties hereto shall bear one-half (1/2) the cost of appointing the third broker and of the third broker’s fee. The third broker shall be a person who has not previously acted in any capacity for either party.

The third broker shall conduct his own investigation of the fair market monthly rent, and shall be instructed not to advise either party of his determination of the fair market monthly rent except as follows: When the third broker has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third broker to Landlord and Tenant, on which he shall disclose his determination of the fair market monthly rent. Such meeting shall take place in the third broker’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of fair market monthly rent is set forth, the third broker shall place his determination of the fair market monthly rent in a sealed envelope. Landlord’s broker and Tenant’s broker shall each set forth their determination of fair market monthly rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

In the presence of the third broker, the determination of the fair market monthly rent by Landlord’s broker and Tenant’s broker shall be opened and examined. If the higher of the two determinations is one hundred five percent (105%) or less of the amount set forth in the lower determination, the average of the two (2) determinations shall be the fair market monthly rent, the envelope containing the determination of the fair market monthly rent by the third broker shall be destroyed and the third broker shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of fair market monthly rent, the determination of the other party shall prevail and be treated as the fair market monthly rent. If the higher of the (2) two determinations is more than one hundred five percent (105%) of the amount of the lower determination, the envelope containing the third broker’s determination shall be opened. If the value determined by the third broker is the average of the values proposed by Landlord’s broker and Tenant’s broker, the third broker’s determination of fair market monthly rent shall be the fair market monthly rent. If such is not the case, fair market monthly rent shall be the rent proposed by whichever of Landlord’s broker or Tenant’s broker is closest to the determination of fair market monthly rent by the third broker.